UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:


Name:       Minnesota Life Individual Variable Universal Life Account

Address of Principal Business Office (Number and Street, City, State, Zip
Code):

            400 Robert Street North
            St. Paul, Minnesota  55101

Telephone Number (including area code):

            (651) 665-3500

Name and address of agent for service of process:

            Dwayne C. Radel, Esq.
            Minnesota Life Insurance Company
            400 Robert Street North
            St. Paul, Minnesota  55101-2098

            Copy to:

            Thomas E. Bisset, Esq.
            Sutherland Asbill & Brennan LLP
            1275 Pennsylvania Avenue, NW
            Washington, D.C.  20004-2415



Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to
            Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

                    X    Yes               No
                  _____             _____




SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of St. Paul and State of Minnesota on the 13th day of July, 2007.


                                       MINNESOTA LIFE INDIVIDUAL
                                       VARIABLE UNIVERSAL LIFE ACCOUNT
                                                (Name of Registrant)


                                  BY:  MINNESOTA LIFE INSURANCE COMPANY
                                                (Name of Depositor)



                                       By /s/Robert L. Senkler
                                       Its  Chairman of the Board, President
                                            and Chief Executive Officer



Attest:


/s/Dwayne C. Radel

Its   Senior Vice President and General Counsel